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SCHEDULE 14A INFORMATION

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FORWARD FUNDS

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Dear Kensington Funds Shareholder,

As co-founders of Kensington Investment Group, Inc., investment adviser to the Kensington Funds, we are excited to announce a proposal to combine our fund family with the Forward Funds (“Forward”). We hope that you will take this opportunity to vote in favor of this proposal using the enclosed proxy materials, and encourage you to contact your financial advisor for guidance on this matter.

We believe that this strategic alliance with Forward will provide our shareholders with several important benefits:

•

Additional resources for the Kensington team should provide enhancements to fund management capabilities, increased operational efficiency, and the potential for long term cost savings if the funds grow in size.

•

Access to Forward’s investment team with expertise in niche markets and alternative investment strategies provides our team, and in turn, our investors, the benefit of an expanded breadth of knowledge and a wider range of investment strategies under one fund complex.

•	Continuity of investment management and client service professionals, allowing the Kensington team to maintain its focus on performance and excellent client service.

Advised by Forward Management, LLC based in San Francisco, the Forward Funds offer investors a range of investment products focused on generating strong returns and offering potential portfolio diversification benefits. With more than $3.7 billion in assets under management,1 our combined fund family will offer investors products focused on specialized asset classes available in no-load and load-share classes. If approved, the Kensington Fund shares will convert to shares of a corresponding Forward Fund shortly after the shareholder vote on May 27.

Kensington and Forward share a like-minded, entrepreneurial approach to investment management, focused on delivering superior performance through value-added investment strategies. We are excited to join forces with Forward to bring you top-notch products, and we look forward to continuing to serve you as we open the next chapter in our firm’s history.

Thank you for investing with us. Please refer to the “Commonly Asked Questions” following this letter for a quick guide to the Kensington Funds reorganization. Should you have any further questions about your account, do not hesitate to contact Shareholder Services at (877) 833-7114.

Sincerely,

John Kramer	Paul Gray	Craig Kirkpatrick
President &	Portfolio Manager &	Managing Partner,
Co-Chief Investment Officer	Co-Chief Investment Officer	Capital Markets

[1]	Assets under management as of December 31, 2008.

Commonly Asked Questions

About the Kensington Funds Reorganization

What are the terms of the agreement between Forward Management, LLC (“Forward”) and Kensington Investment Group, Inc. (“Kensington”)?

Forward Management has entered into an agreement with Kensington Investment Group to purchase the Kensington Funds. The Kensington Funds’ board has approved a plan of reorganization under which the Kensington Funds will be reorganized into the Forward Funds, subject to approval of the Kensington Funds’ shareholders on May 27, 2009. Following shareholder approval, the Kensington Funds will be part of the Forward Funds shortly thereafter.

What are the potential benefits to Kensington shareholders?

By combining the expertise of these two firms, we believe we can do a better job for you:

•

Additional resources for the Kensington team should provide enhancements to fund management capabilities, increased operational efficiency, and the potential for long term cost savings if the funds grow in size.

•

Access to Forward’s investment team with expertise in niche markets and alternative investment strategies provides our team, and in turn, our investors, the benefit of an expanded breadth of knowledge and a wider range of investment strategies under one fund complex.

•	Continuity of investment management and client service professionals, allowing the Kensington team to maintain its focus on performance and top notch client service.

Will I be taxed when my account converts to Forward Funds?

No. Kensington Fund shareholder account conversions to Forward Funds as a result of the reorganization will be tax-free.

Will I be charged a sales charge or contingent deferred sales charge (CDSC) as a result of the reorganization?

No sales charge will be imposed to any shareholders as a result of the reorganization.

Upon shareholder approval, Kensington Fund Class A, B and C shareholders will receive the same share class of the corresponding Forward Fund, and holders of Kensington Fund Class Y shares will receive Institutional Class shares of the corresponding Forward Fund.

Subsequent to the reorganization, any CDSC that applied to a shareholder’s Class B or Class C shares of a Kensington Fund at the time of the reorganization will continue to apply. In calculating any applicable CDSC, the period during which a shareholder held the Class B or Class C shares of a Kensington Fund will be included in the holding period.

Will any of the Kensington Funds have strategy or portfolio manager changes as part of the reorganization?

The Kensington Select Income Fund, Kensington Global Infrastructure Fund, Kensington Strategic Realty Fund and Kensington International Real Estate Fund will continue to be managed by their existing portfolio managers using the same investment strategy.

There will be some changes in strategy and/or portfolio management for our core U.S. and Global Real Estate strategies:

•

Kensington Real Estate Securities Fund (KREAX) will merge into the Forward Real Estate Fund (FFREX).[2] Managed by Richard Imperiale of Forward Uniplan Advisors, Inc., the Fund takes a core-focused, concentrated approach to U.S. real estate securities.

•

Kensington’s Global and International Real Estate Funds (KGFAX, KIRAX) will merge to create the Forward International Real Estate Fund. The portfolio will continue to be co-managed by Paul Gray and Michael McGowan. The combination of these strategies is aimed at increasing efficiencies and reducing operational expenses.

As a result of this merger, current Global Real Estate Fund shareholders may experience a reduction in their allocation to U.S. stocks, due to the Forward International Real Estate Fund’s primary focus on large real estate operators in Europe and Asia.

Ultimately, we believe that consolidation of these products makes sense for investors who are seeking to geographically diversify their real estate holdings. A more concentrated investment universe also creates an opportunity for our real estate team to deepen its coverage of foreign companies.

Will there be fee changes to the Kensington Funds?

Fee changes include:

•

Kensington Real Estate Securities Fund net expenses will be revised to match the Forward Real Estate Fund. These expenses have been determined to be in line with Kensington Real Estate Securities Fund.

•	Kensington Global Real Estate Fund net expenses will match those of the Kensington International Real Estate Fund as part of its merger into the international strategy.

•

Kensington Strategic Realty Fund’s management fee will be revised from a performance-based fee to a fixed fee structure. We are initiating this change because we believe it will enable the Fund to maintain competitive expense levels relative to peers over time.

Management fees for the remainder of the Kensington Funds will remain the same, and net expenses for these funds will be capped at levels as per current prospectus expense limitations.

What share classes will be available for each fund?

The Forward Funds will offer all of the same share classes for existing Kensington Fund accounts.

Consistent with industry trends, new B shares will not be issued.

For new investments, the Forward International Real Estate Fund, Forward Global Infrastructure Fund, Forward Strategic Realty Fund and Forward Select Income Fund will offer Class A, Class C, Investor Class and Institutional Class shares. The Forward Real Estate Fund will offer Class A, Class C, Investor Class and Institutional Class shares.

Will Fund names, ticker symbols or CUSIP numbers change?

Upon shareholder approval, the Kensington Funds will be branded and labeled as the Forward Funds. For example, the Kensington Select Income Fund will become the Forward Select Income Fund.

Fund ticker symbols will remain the same, with the exception of the two funds that are being merged into other products: Real Estate Securities and Global Real Estate. These fund ticker symbols will revert to the ticker of the remaining fund.

[2]	Prior to January 20, 2009, the Fund was named the Forward Progressive Real Estate Fund. Prior to October 30, 2006, the Forward Progressive Real Estate Fund was known as the Forward Uniplan Real Estate Investment Fund.

CUSIP numbers on all funds will change.

The investment objectives, risks, charges and expenses of the Kensington Funds and the Forward Funds must be considered carefully before investing. A prospectus contains this and other important information about the investment companies. The Kensington Funds prospectus may be obtained by calling 1-800-253-2949 or by downloading one from www.kensingtonfunds.com. The Forward Funds prospectus may be obtained by calling 1-800-999-6809 or by downloading one from www.forwardfunds.com. Read the prospectus carefully before investing.

Investments in the Kensington Funds are subject to the risks related to direct investment in real estate, such as real estate risk, regulatory risks, concentration risk, and diversification risk. By itself, the funds do not constitute a complete investment plan and should be considered a long-term investment for investors who can afford to weather changes in the value of their investments. There is no guarantee that the investment objective will be achieved. Kensington’s international and global funds invest in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. Investors should be aware of the risks involved with investing in a non-diversified fund concentrating in real estate securities, such as declines in the value of real estate and increased susceptibility to adverse economic or regulatory developments. The funds may also invest in small or relatively new or unseasoned companies, which involve additional risks.

The Forward Real Estate Fund, a REIT fund, will be subject to a higher degree of market risk because of concentration in a specific industry, sector or geographic sector. Risks also include declines in the value of real estate, general and economic conditions.

Because the Kensington Global Infrastructure Fund concentrates its investments in infrastructure-related entities, the fund has a greater exposure to the potential adverse economic, regulatory, political and other changes affecting such entities. The fund is a non-diversified, meaning it may concentrate its assets in fewer individual holdings than a diversified fund. Therefore, the fund is more exposed to individual stock volatility than a diversified fund. The fund also invests in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods.

Certain of The Kensington Funds can short securities. Short sale risk includes the risk of loss due to increase in the market value of borrowed securities between the date of short sale and the date the fund replaces the security.

Certain of The Kensington Funds may invest in asset backed and mortgage backed securities, which include additional risks such as credit risk, prepayment risk, possible illiquidity and default, as well as increased susceptibility to adverse economic developments.

Certain of The Kensington Funds may borrow subject to certain limits. Borrowing may exaggerate the effect of any increase or decrease in the value of portfolio securities or the NAV of the Fund, and money borrowed will be subject to interest costs. Under adverse market conditions, the Fund might have to sell portfolio securities at unfavorable securities prices to meet interest or principal payments, or to maintain leverage levels under certain limits.

The value of debt instruments will be affected by changes in the issuers’ credit ratings. An issuer whose credit rating has declined may also be unable to make payments of principal and/or interest.

Certain securities generally trade in lower volume and may be less liquid. Certain of The Kensington Funds could lose money if it cannot sell a security at the time and price that would be most beneficial to the Fund.

Mutual fund investing involves risk; principal loss is possible.

While some of the share classes will be no-load, management fees and expenses will still apply. Please refer to the prospectus for further information.

Kensington Investment Group, Inc. is the investment adviser to the Kensington funds which are distributed by Quasar Distributors, LLC. The Forward Funds are distributed by ALPS Distributors, Inc. J.Alan Reid, Jr. is a registered representative of ALPS Distributors, Inc. Quasar is not affiliated with Forward Management, Forward Funds, SEI Investments Distribution Co. or ALPS Distributors, Inc. (4/09)